Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By And Among

GREENTREE ACQUISITION, LLC,
a Delaware limited liability company
as “Buyer”

and

GREENTREE AT WESTWOOD, LLC,
an Indiana limited liability company
as “Seller”

Dated as of

December 30, 2009

i

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

		Page

12.22	No Third-Party Beneficiary	35
12.23	WAIVER OF JURY TRIAL	35

[Signature Page Follows]		7

EXHIBITS TO THIS AGREEMENT

EXHIBIT A-1	Form of Guaranty
EXHIBIT B-1	Form of Earnout Agreement
EXHIBIT C-1	Due Diligence Request List

TABLE OF CONTENTS OF SELLER DISCLOSURE LETTER

SCHEDULES

Schedule 2.1(b)	Excluded Personal Property
Schedule 2.1(c)	Excluded Property Agreements
Schedule 2.2(b)	Assumed Obligations
Schedule 4.2	Consents of Third Parties
Schedule 4.5	Judgments
Schedule 4.7	Seller’s Insurance
Schedule 4.8	Litigation, Proceedings and Investigations
Schedule 4.9	Compliance with Laws
Schedule 4.10	Environmental Matters
Schedule 4.14	Rent Roll and Resident Agreements
Schedule 4.17	Condition of the Property
Schedule 4.18	Independent Property
Schedule 4.19	Utilities Access
Schedule 4.22	Exceptions to Seller Ownership
Schedule 4.23	Title Encumbrances
Schedule 4.26	Loans

EXHIBITS

EXHIBIT A	Legal Description of the Property
EXHIBIT B	List of Property Agreements
EXHIBIT C	List of Licenses Required for the Property
EXHIBIT D	Form of Seller’s Counsel Opinion
EXHIBIT E	Rent Roll
EXHIBIT F	Form Resident Agreement
EXHIBIT G	Outstanding Citations
EXHIBIT H	Form of Audit Letter

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 30th day of December, 2009, by and among: GREENTREE ACQUISITION, LLC, a Delaware limited liability company, or its successors or assigns (collectively, the “Buyer”); and GREENTREE AT WESTWOOD, LLC, an Indiana limited liability company (the “Seller”).

RECITALS:

A.           Seller is the owner of certain real, personal and intangible property constituting that certain senior housing community known as GreenTree at Westwood, a 58 unit assisted living facility located at 4895 Pine Ridge Dr., Columbus, Indiana, 47201.

B.           Buyer desires to acquire, and Seller is willing to convey to Buyer pursuant to the terms described herein the above referenced real property and personal property.

C.           Seller has entered into that certain Management Services Agreement dated the 30th day of December, 2009 with Provision Living LLC, a Missouri limited liability company, as manager (the “Existing Manager”).

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
TERMINOLOGY

1.1          Defined Terms.  As used herein, the following terms shall have the meanings indicated:

Adjustment Amount:  The amount computed under Section 2.4 hereof.

Affiliate:  With respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

Applicable Law: Any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

Closing: The consummation of the purchase and sale of the Property in accordance with the terms of this Agreement on the Closing Date, the First Extended Closing Date, the Second Extended Closing Date or at such earlier or later date and time as may be agreed upon by the parties.

Code:  The Internal Revenue Code of 1986, as amended.

Documents:  This Agreement, all Exhibits hereto, and all Exhibits and Schedules contained in the Seller Disclosure Letter, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

Due Diligence Period:  The period commencing on the Effective Date and ending on December 31, 2009, during which time Buyer may, at reasonable times with prior notice to Seller, (i) investigate the financial, legal, operational, environmental and all other aspects of the Property as Buyer may desire, and (ii) seek out sources of financing and/or investors, all in order to determine whether to consummate the transactions contemplated by this Agreement or terminate this Agreement.

Earnout Agreement:  That certain Earnout Agreement by and between Buyer and Seller in substantially the form attached hereto as Exhibit B-1, to be executed by Buyer and Seller at Closing.

Effective Date:  The date first written above.

Existing Manager:        PROVISION LIVING, LLC, a Missouri limited liability company.

GAAP:  Generally accepted accounting principles as applied in the United States.

Knowledge:  As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Seller shall mean the actual knowledge of any member, manager, or officer of Seller, or any matter which any such person should have knowledge of upon reasonable inquiry.

Licenses:  All certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as an assisted living facility.

Lien:  Any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, right of first refusal, security, encumbrance, charge, claim, option or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or Applicable Law.

Loss:  Any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third-party claim.

Manager: PROVISION LIVING, LLC, a Missouri limited liability company.

Permitted Lien:   Any (i) statutory liens that secure a governmentally required payment, including without limitation Taxes, not yet due, (ii) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (iii) public utility easements of record, in customary form, to serve the Property, and (iv) any other condition of title as may be approved by Buyer in writing prior to the end of the Due Diligence Period.

Post-Closing Licensee:   The Buyer, Tenant or their designee to whom all Licenses will be transferred or otherwise obtained in accordance with Applicable Law for the operation of the Property as an assisted living facility.

Seller Disclosure Letter:  The letter dated the same date as this Agreement given by the Seller to the Buyer and containing the Exhibits and Schedules referenced herein.

Taxes:   All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, whether or not recorded, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding all transfer, conveyance, intangibles, mortgage transfer, and documentary stamp taxes payable in connection with the transactions contemplated by this Agreement.

Tenant:    That entity chosen by Buyer to lease the Property upon purchase by the Buyer.

Title Insurer:    The Title Insurer is as follows:

First American Title Insurance Company
111 North Orange Avenue, Suite 1285
Orlando, Florida 32801
Phone: (407) 843-8674
Fax:  (888) 216-9921
Attn.:  Scott Brown
E-mail: scobrown@firstam.com

1.2          Additional Defined Terms.  As used herein, the following terms shall have the meanings defined in the recitals or Section indicated below:

Accrued Employee Benefits	2.2
Agreement	Preamble
Assumed Obligations	Section 2.2(b)
Buyer	Preamble
CERCLA	Section 4.10
Closing	Section 9.1
Closing Date	Section 9.1

Environmental Laws	Section 4.10
Extended Closing Date	Section 9.1
Governmental Payor Programs	Section 4.15
Guaranty	Section 7.13
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Land	Section 2.1(a)
Management Agreement	Section 7.9
OFAC	Section 4.27
Patriot Act	Section 4.27
Permitted Buyer-Assignee	Section 12.5
Permitted Exception	Section 7.5(b)
Personal Property	Section 2.1(a)
Property	Section 2.1
Property Agreements	Section 2.1(c)
Proration Date	Section 2.4(a)
Proration Schedule	Section 2.4(a)
Purchase Price	Section 2.3
Real Property	Section 2.1(a)
Records	Section 6.10
Required Cure Items	Section 7.5(b)
Resident Agreements	Section 2.1(d)
Resident Deposits	Section 2.1(d)
SEC	Section 6.6(c)
Seller	Preamble
Survey	Section 7.5(d)
Title Commitment	Section 7.5(a)
Title Defect	Section 7.5(b)
Title Expenses	Section 9.4
Title Notice	Section 7.5(b)
Transaction Costs	Section 9.4

ARTICLE II
PURCHASE AND SALE

2.1          Property.  Upon and subject to the terms and conditions provided herein, at Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller the following (collectively, the “Property”):

(a)           Real Property.  All of Seller’s right, title, and interest in and to that certain parcel of real property consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon.  The Land is more particularly described on Exhibit A of the Seller Disclosure Letter.  The Land and Improvements (collectively, the “Real Property”) shall be deemed to include all licenses, and all rights-of-way, beneficial easements and appurtenances related to the Real Property.

(b)           Personal Property.  All furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment associated with and present at the Property (collectively, the “Personal Property”), with the exception of any personal property described in Schedule 2.1(b) of the Seller Disclosure Letter.

(c)           Property Agreements.  Unless specifically excluded and listed on Schedule 2.1(c) of the Seller Disclosure Letter, all rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used or useful in the operation of the Property made or entered into by Seller as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement (the “Property Agreements”).  Notwithstanding the foregoing, Property Agreements expressly excludes any contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions entered into by Seller after the Effective Date and prior to the Closing in breach of Section 6.1, and any Property Agreements for which consents to the assignment thereof to the Buyer have not been obtained as of the Closing, unless waived by Buyer.  Buyer shall have no obligation under the Property Agreements unless such Property Agreements are listed on Schedule 2.2(b) of the Seller Disclosure Letter.

(d)           Resident Agreements.  All rights of Seller in, to and under all occupancy, residency, leases, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Property, including any amendments, modifications, supplements, renewals and extensions thereof (“Resident Agreements”), and all deposits, initial service fees and advances of any kind or nature from any resident of the Property (“Resident Deposits”).

(e)           Records.  True and complete copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications pertaining to or used in the operation of the Property, however such data is stored.

(f)           Licenses.  Any and all Licenses now held in the name of the Seller, or any Affiliate(s) of the Seller, and any renewals, extensions, amendments or modifications thereof.

(g)           Claims and Causes of Action.  Rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property.

(h)           Any and all rights of Seller or its Affiliates with respect to the use of (a) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software, operating manuals, designs, drawings, plans and specifications, marketing brochures, the “GreenTree at Westwood” name, logo, symbol, trademark and web site, or other proprietary material, process, trade secret or trade right used by Seller or its Affiliates in the operation of the Property and (b) all registrations, applications and licenses for any of the foregoing. Notwithstanding the foregoing, Seller and its Affiliates shall retain the right to use the “GreenTree” name and all other items and rights listed in this subparagraph (h) at any properties other than the GreenTree at Westwood Property.

2.2          Assumption of Liabilities.

(a)           Buyer is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing, all of which Seller shall pay, discharge and perform when due. Specifically, without limiting the foregoing, Buyer shall not assume (a) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing (b) any liability for Taxes other than real property taxes from and after Closing, or (c) any liability under any Property Agreements, except for the Assumed Obligations listed in Schedule 2.2(b) of the Seller Disclosure Letter.

(b)           Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform only the liabilities and obligations of Seller under the Property Agreements listed in Schedule 2.2(b) of the Seller Disclosure Letter (but not the Property Agreements which are entered into after the Effective Date hereof not in compliance with this Agreement or Property Agreements for which consents to the assignment thereof to the Buyer hereunder have not been obtained as of the Closing), to the extent such liabilities and obligations arise during and relate to any period from and after the Closing (collectively, the “Assumed Obligations”).

(c)           Assumed Obligations shall not include, and Buyer does not assume any liability related to, any accrued wages, salary, vacation or other accrued paid time off or benefits for the employees of the Property, including without limitation those Employees who will continue to be employed at the Property after the Closing (the “Accrued Employee Benefits”), which shall be the responsibility of the Seller and the remuneration of any party for, or payment of, any such Accrued Employee Benefits shall not constitute an expense of the Facility under the existing management agreement.

2.3          Purchase Price.  The purchase price for the Property shall be an amount equal to FIVE MILLION ONE  HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($5,150,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount which shall be paid to Seller for the Purchased Property, all of which shall be paid by Buyer at Closing via wire transfer of immediately available funds. The Purchase Price may also be adjusted subsequent to Closing pursuant to the terms of the Earnout Agreement.

2.4          Adjustment of Purchase Price.

(a)          All income and expenses (including prepaid expenses) of the Property shall be prorated on a daily basis between Seller and Buyer as of 11:59 p.m., on the date (the “Proration Date”) immediately preceding the Closing.  Such items to be prorated shall include, without limitation:

(i)	Payments under Assumed Obligations, if any;

(ii)	The amount of the Accrued Employee Benefits;

(iii)	Utility charges, if any, based on utility charges for the month immediately preceding the Closing; and

(iv)	Real property taxes.

Buyer and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, that shall include the items listed above and any other applicable income and expenses with regard to the Property.  Seller and Buyer will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b)          Any escrow accounts held by any utility companies, and any cash deposits made by Seller or Seller’s Affiliates prior to Closing to secure obligations under Assumed Obligations shall be either paid to Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

(c)          With respect to any amounts held by Seller in a resident escrow or trust account under any Property Agreement, at or promptly following Closing, Seller shall return the same to the depositor thereof (to the extent the amounts held in any such accounts have not been applied against amounts owing by the depositor thereof in accordance with the terms of the applicable Property Agreement).

(d)          Seller shall receive all income from and shall be responsible for all expenses of the Property attributable to the period prior to the Proration Date, unless otherwise provided for in this Agreement.  In the event Buyer receives any payment from a tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Buyer shall forward such payment to Seller.

(e)          Buyer shall receive all income from and shall be responsible for all expenses of the Property attributable to the period from and after the Proration Date, unless otherwise provided for in this Agreement.  In the event Seller or Seller’s Affiliates receive any payment from a tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Buyer.

(f)          The parties agree that any amounts that may become due under this Section 2.4 shall be paid at Closing as can best be determined.  A post-Closing reconciliation of pro-rated items shall be made by the Buyer and Seller within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment.  Any additional amounts which may become due after such determination shall be forwarded at the time they are received.  Any amounts due under this Section 2.4 which cannot be determined within ninety (90) days after Closing shall be reconciled as soon thereafter as such amounts can be determined.  Buyer and Seller agree that each shall have the right to audit the records of the other for up to one (1) year following Closing in connection with any such post-Closing reconciliation.

(g)          Buyer shall receive a credit towards the Purchase Price for any obligations as otherwise expressly agreed by the Buyer and Seller.

(h)          This Section 2.4 shall survive the Closing for one (1) year.

ARTICLE III
DUE DILIGENCE PERIOD

3.1         Due Diligence Period.  During the Due Diligence Period, Buyer shall have the right to a complete physical inspection of the Property as the Buyer deems appropriate to review and evaluate the Property, the nature and extent of the Property, and operations of the Property, and all rights and liabilities related thereto.  In consideration of the execution of this Agreement, Seller agrees to cause to be provided to or made available to Buyer, at no cost to Buyer, all items requested on the attached Exhibit C-1, via electronic mail submission or electronic data room, in an electronic format from which Buyer can generate an accurate and complete paper copy that is both legible and suitable for inspection and review.  Buyer may request that other items be provided by Seller in addition to those already requested or provided, which items shall be mutually agreed upon by the Buyer and Seller in their reasonable discretion.  During the Due Diligence Period, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that, when practicable, (a) Buyer will give Seller prior notice of any such inspection or test and (b) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 3.2 below.  If Closing occurs, the parties have agreed to share certain expenses as provided in Section 9.4 below.  Otherwise, except as otherwise expressly set forth herein, Buyer shall bear its own cost of all such inspections or tests.

3.2          Buyer’s Responsibilities.  In conducting any inspections, investigations or tests of the Property, Buyer shall (i) not unreasonably disturb the tenants or interfere with their use of the Property; (ii) not materially or unreasonably interfere with the operation and maintenance of the Property; (iii) not materially damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all Applicable Laws; and (vi) not permit any Liens to attach to the Property by reason of the exercise of its rights hereunder. Buyer agrees to pay and hold Seller harmless, including reasonable attorney fees, for any damages caused by any inspection, investigation or test conducted by Buyer to the Property by Buyer or its agents.

3.3          Continuing Diligence and Inspection Rights.  Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such further inspections and assessments of the Property as Buyer deems necessary or desirable to comply with Buyer’s internal requirements or the requirements of Buyer’s lenders, investors or members, including, without limitation, further inspection of environmental and structural aspects, assessments of the compliance of the Property with all Applicable Laws, and customary pre-closing walk-throughs; provided, however, that nothing in this Section 3.3 shall extend the Due Diligence Period.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Buyer as of the Effective Date and as of the Closing as follows:

4.1           Organization; Good Standing of Seller.  Seller is a limited liability company, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified to do business in the State of Indiana, with all requisite company power and authority to carry on its business in the manner and in the location in which such business has been and is now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder.

4.2           Consent of Third Parties.  Except as otherwise set forth on Schedule 4.2 of the Seller Disclosure Letter, no consent or approval of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller other than such consent as has been previously obtained.

4.3           Authority; Enforceability.  The execution and delivery of this Agreement has been duly authorized by Seller, and this Agreement constitutes the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

4.4           Absence of Conflicts.  Subject to obtaining the consents and approvals described on Schedule 4.2 of the Seller Disclosure Letter, neither the execution, delivery or performance of this Agreement will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Seller and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller and/or its Affiliates is bound or affected, the Property Agreements or any Applicable Law.

4.5           No Judgments.  Except as set forth on Schedule 4.5 of the Seller Disclosure Letter, there are no judgments presently outstanding and unsatisfied against the Property, the Seller or any of Seller’s assets.

4.6           No Governmental Approvals.  To the best of Seller’s knowledge and except as contemplated under Section 4.13 below, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by (collectively and individually “Governmental Approval”), any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained. Buyer and Seller acknowledge that Seller is in the process of attempting to obtain State licensing of the Property.  There are no conditions or circumstances existing which would prevent Seller or Buyer from obtaining any necessary Governmental Approval for the ownership or operation of the Property as an assisted living facility.

4.7           Insurance.  Schedule 4.7 of the Seller Disclosure Letter sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance currently maintained with respect to the Property.  Seller nor Existing Manager has taken any action or failed to act in a manner, including the failure of Seller or Existing Manager, to give any notice or information, which would limit or impair the rights of Seller or Existing Manager under such insurance policies.  Prior to Closing Seller will promptly notify Buyer of any potential losses or claims that may be covered by the insurance and shall provide Buyer with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing.

4.8           Litigation.  Except as set forth on Schedule 4.8 of the Seller Disclosure Letter, there is no pending or, to Seller’s knowledge, considered or threatened judgment, litigation, proceeding, investigation or inquiry (by any person, governmental or quasi-governmental agency or authority or otherwise): (i) to which Seller or the Property is a party, including without limitation, litigation brought by Seller against any third party, or (ii) to which the Existing Manager is a party, including without limitation, litigation brought by Manager against any third party.

4.9           Compliance with Laws.  Except as provided on Schedule 4.9 of the Seller Disclosure Letter, the Property has been and is presently used and operated by Seller, and to Seller’s knowledge was constructed, in compliance in all respects with, and in no way in violation of, any Applicable Law affecting the Property or any part thereof.  Neither Seller nor Existing Manager has received notice of any such violation.

4.10        Environmental Matters.  Except as identified on Schedule 4.10 of the Seller Disclosure Letter, neither Seller nor Existing Manager has generated, stored or disposed of any hazardous substance at or on the Property except in accordance with Applicable Law, and neither Seller nor Existing Manager has knowledge of any previous or present generation, storage, disposal or existence of any hazardous substance at or on the Property other than in accordance with all Applicable Laws.  The term “hazardous substance” shall mean “hazardous waste,” “toxic substances,” “petroleum products,” “pollutants,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws, including Chapters 376 and 403, Florida Statutes, and regulations (the “Environmental Laws”) adopted thereunder.  Neither Seller nor Existing Manager has filed or been required to file any notice reporting a release of any hazardous substance into the environment, and no notice pursuant to Section 103(a) or (c) of the CERCLA, 42 U.S.C. § 9601, et seq. or any other Environmental Law has been or was required to be filed.  Neither Seller nor Existing Manager has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending, contemplated, or to Seller’s or knowledge threatened, to the effect that Seller or Existing Manager is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Property.  Seller agrees to indemnify and hold Buyer, Tenant, and their Affiliates harmless from any Loss resulting from a breach of this Section 4.10.  Notwithstanding the provisions of ARTICLE X, the agreement to indemnify in this Section 4.10 shall survive the Closing for one (1) year.

4.11         Assessments.  There are no special or other assessments for public improvements or otherwise now affecting the Property, no pending or, to Seller’s knowledge, threatened special assessments affecting the Property, and no contemplated improvements affecting the Property that may result in special assessments affecting the Property.

4.12        Property Agreements.  The Property Agreements listed on Exhibit B of the Seller Disclosure Letter are in full force and effect and are all of the agreements relating to or affecting the Property.  Seller is not in default of any of its obligations under any of the Property Agreements, and Seller has no knowledge of any default on the part of any other party thereto.

4.13        Licenses.  Exhibit C of the Seller Disclosure Letter is a true and complete list of all Licenses held by the Seller.  The Licenses listed on Exhibit C are valid and no material violations exist with respect to such Licenses.  No other Licenses are required to be held by the Seller for the lawful ownership, use, occupancy, operation and maintenance of the Property as an assisted living facility.  No applications, complaints or proceedings are pending or, to the knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Property or its operation.  A list of all unsatisfied or otherwise outstanding citations with respect to the Property or its operation is shown on Exhibit G of the Seller Disclosure Letter.  Buyer and Seller acknowledge that Seller is in the process of attempting to obtain State licensing of the Property.

4.14        Resident Agreements.  Except as otherwise noted on Schedule 4.14 of the Seller Disclosure Letter, the rent roll attached hereto as Exhibit E of the Seller Disclosure Letter (the “Rent Roll”) is true and complete, and no Resident Agreement currently in effect with respect to the Property contains any material financial concession from the standard form of Resident Agreement for the Property attached to the Seller Disclosure Letter as Exhibit F.  Seller is not in default under any of its material obligations under any Resident Agreement or any lease, and, except as set forth on Schedule 4.14 of the Seller Disclosure Letter, Seller has no knowledge of any material default on the part of any other party thereto.  All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

4.15        Medicare; Medicaid.  Seller has not in the past and currently is not receiving any payments under and has not in the past and currently is not certified for participation in any governmental payor programs relating to the Property, including but not limited to the Medicare and Medicaid programs (“Governmental Payor Programs”).

4.16        Condemnation.  Neither Seller nor Existing Manager has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding, with respect to all or any portion of the Property.

4.17        Condition of Property.

(a)           Real Property.  Except as described on Schedule 4.17 of the Seller Disclosure Letter, with regard to the Real Property  (i) there are no material structural defects, (ii) there is no insect or rodent infestation, (iii) the roof is free of leaks, (iv) there are no leaks in the foundation, (v) there are no toxic mold or mold-related problems, and (vi) all mechanical and utility systems servicing the Real Property are in good condition and proper working order, free of material defects and in substantial compliance with all Applicable Laws.

(b)           Personal Property.  Except as described on Schedule 4.17 of the Seller Disclosure Letter: (i) the Personal Property comprises all material assets, rights or property used in the operation of the assisted living facility located on the Real Property and constitutes all of the personal property used or required for the operation of the Property as an assisted living facility, and (ii) to Seller’s Knowledge, all of the Personal Property is in good condition, working order and repair (ordinary wear and tear excepted).

4.18        Independent Property.  Except as described on Schedule 4.18 of the Seller Disclosure Letter, the Property is an independent unit which does not rely on facilities (other than facilities of public utility, sewer and water companies) located on any property not included in the Property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems.  To Seller’s Knowledge no building or other improvements not included in the Property relies on any part of the Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

4.19        Utilities Access.  Except as described on Schedule 4.19 of the Seller Disclosure Letter, the Real Property has water supply, storm and sanitary sewer facilities, access to telephone, gas and electricity connections, fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities, all sufficient for normal operations.  The parking facilities located on the Property comply with all Applicable Laws or meet requisite exceptions or variances to such laws.  All public utilities are installed and operating, and all installation and connection charges have been paid in full.  All streets and roads necessary for access to and full utilization of the Property, and every part thereof, have been built, completed, dedicated, and accepted for maintenance and public use by the appropriate governmental authorities or are otherwise owned and maintained by local governments for public use.  Seller does not have knowledge of any fact or condition existing that would result or could result in the termination or reduction of the current access from the Property to the existing roads and highways or to sewer or other utility services presently serving the Property.

4.20        Zoning.  Except as provided on Schedule 4.9 of the Seller Disclosure Letter, to Seller’s Knowledge the current use of the Property is permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Property complies, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

4.21        FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

4.22        Interests; Title.

(a)           Title to Real Property. Seller owns one hundred percent (100%) of the ownership interest in the Real Property, free and clear of all Liens except Permitted Exceptions and Permitted Liens.  There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Property.

(b)           Title to Personal Property.  Except as described on Schedule 4.22 of the Seller Disclosure Letter, Seller owns one hundred percent (100%) of the ownership interest in the Personal Property, free and clear of all Liens except Permitted Exceptions and Permitted Liens. Except as described on Schedule 4.22 of the Seller Disclosure Letter, all Personal Property is owned free and clear of any Lien, except for Personal Property that is leased as disclosed on Schedule 4.22 of the Seller Disclosure Letter. There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Personal Property.

4.23         Title Encumbrances.  Except as described on Schedule 4.23 of the Seller Disclosure Letter, Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Property, and Seller has no knowledge of any material default on the part of any other party thereto.

4.24         Affordable Housing Units.  No bedroom or unit in the Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents.  The Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

4.25         No New Survey Matters.  Since the dates of the most recent surveys for the Real Property obtained by Buyer pursuant to Section 7.5(d)) no new survey matters have arisen in connection with the Real Property which would otherwise be required under the applicable ALTA/ACSM standards to be shown thereon.

4.26         Loans.  Except as described on Schedule 4.26 of the Seller Disclosure Letter, there are no loans on the Property.

4.27         Patriot Act Compliance.  Patriot Act Compliance of Seller.  To the extent applicable to Seller, to Seller’s knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Seller.  Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.28         Broker’s or Finder’s Fees.  No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.  This Section 4.28 shall survive the Closing or the expiration or any termination of this Agreement.

4.29         Insolvency.  Insolvency of Seller.  Seller and its Affiliates have not (i) commenced a voluntary case or had entered against them a petition for relief under any Applicable Law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or nonjudicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing as follows:

5.1           Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power to own, operate, and lease the Property and carry on business as it is now being conducted and as the same will be conducted following the Closing.  As of the Closing, Buyer will be registered to do business under the laws of the State of Florida.

5.2           Authorization and Binding Effect of Documents.  The execution and delivery of this Agreement has been duly authorized by Buyer, and this Agreement constitutes the valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

5.3           Absence of Conflicts.  Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization and any applicable limited liability company agreement or operating agreement of Buyer and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer and/or its Affiliates is bound or affected, or any Applicable Law to which Buyer and/or its Affiliates is subject.

5.4           Consents.  The execution, delivery and performance by Buyer and/or its Affiliates of this Agreement and the other Documents, and consummation by Buyer and/or its Affiliates of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity, excluding consents that Seller is obligated to obtain under Section 7.12 below.

5.5           Patriot Act Compliance.  To the extent applicable to Buyer, to Buyer’s actual knowledge upon reasonable inquiry, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyer.  Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

5.6           Broker’s or Finder’s Fees.  No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or any of its Affiliates or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.  This Section 5.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE VI
OTHER COVENANTS

6.1          Conduct of Business Prior to the Closing.  Seller covenants and agrees that from the Effective Date through the Closing, unless Buyer otherwise consents in writing, Seller and its Affiliates shall:

(a)          Operate the Property in the ordinary course of business, including (i) incurring expenses consistent with the past practices, (ii) using commercially reasonable efforts to preserve the Property’s present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors, and (iii) maintaining the Licenses listed on Exhibit C of the Seller Disclosure Letter.

(b)          Operate the Property and otherwise conduct business in accordance with the terms or conditions of the Licenses listed on Exhibit C of the Seller Disclosure Letter, all Applicable Laws having jurisdiction over any aspect of the operation of the Property and all applicable insurance requirements.

(c)          Maintain the books and records for the Property.

(d)          Timely comply in all material respects with the Property Agreements.

(e)          Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Property in whole or in part, except to residents of the facility in the ordinary course of business using a form of resident agreement agreed upon by Seller and Buyer.

(f)           Take commercially reasonable efforts to maintain the Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

(g)          Perform all covenants, terms, and conditions and make all payments in a timely fashion, under any loans listed on Schedule 4.26 of the Seller Disclosure Letter.

(h)          Not amend or modify the Property Agreements or take or fail to take any action thereunder outside the ordinary course of Seller’s business.

(i)           Subject to Section 12.16 below, not make any alterations or improvements to the Property or make any capital expenditure with respect to the Property in excess of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) other than those that are required by Applicable Law or that are necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Property.

(j)           Not enter into any agreement which calls for annual payments in excess of TEN THOUSAND AND NO/100 U.S. DOLLARS ($10,000.00) or for a term in excess of one year, unless such agreement can be terminated upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment.

(k)          Provide the Buyer with a current Rent Roll on the first day of each month.

6.2          Notification of Certain Matters.  Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement.

6.3          Title; Additional Documents.  At the Closing, Seller shall transfer and convey to Buyer good and indefeasible fee simple title to the Property, free and clear of any Liens except Permitted Exceptions and Permitted Liens.  At the Closing, all warranties and guaranties, to the extent assignable or transferable, relating to the Property shall be transferred by Seller to and shall be held and owned by Buyer.

6.4           Other Consents.  Seller shall obtain the consents or waivers to the transactions contemplated by this Agreement required under the Property Agreements.

6.5           Inspection and Access.  Seller shall, commencing on the Effective Date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Property) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom.  Such access will be available to Buyer during normal business hours, upon notice, in such manner as will not unreasonably interfere with the conduct of the business of the Property.  Seller will make available to Buyer such additional data and other available information regarding the Property as Buyer may reasonably request.  Those books, records and files which relate to the Property that are not transferred to Buyer shall be preserved and maintained by Seller for two (2) years after the Closing, or such greater amount of time required by Applicable Law, and those books, records and files relating to the Property the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of two (2) years after the Closing, or such greater amount of time required by Applicable Law.

6.6          Confidentiality.

(a)          Confidential Information.  Any and all nonpublic information, documents, and instruments delivered to Buyer by Seller or its agents or Affiliates and any and all nonpublic information, documents, and instruments delivered to Seller by Buyer or its agents or Affiliates, including, without limitation, this Agreement, the Documents and all agreements referenced herein, are of a confidential and proprietary nature.  Buyer and Seller agree that prior to Closing, each will maintain the confidentiality of all such confidential information, documents or instruments delivered to each by the other party or its agents in connection with the negotiation of, or in compliance with, this Agreement, and only disclose such information, documents, and instruments to their duly authorized officers, directors, representatives and agents, or as otherwise required by Applicable Law.  Buyer and Seller further agree that if the transactions contemplated hereby are not consummated and this Agreement is terminated, each will return all such documents and instruments and all copies thereof in their possession to the other party.  This Section 6.6(a) shall survive as to both Seller and Buyer in the event this Agreement is terminated prior to Closing and shall survive as to Seller (and not Buyer) following Closing.

(b)          Confidentiality of Agreement.  Seller and Buyer will not disclose the terms or existence of this Agreement to any third party without the prior written consent of the other party or its agents, except that Seller and Buyer may disclose such terms to their respective attorneys, accountants, consultants, engineers, other advisers, members, shareholders, the Buyer’s potential investors or lenders, and as required by Applicable Law or by Section 7.8 without such prior written consent.  This Section 6.6(b) shall survive as to both Seller and Buyer following Closing or in the event this Agreement is terminated prior to Closing. Notwithstanding anything provided herein to the contrary, Buyer is expressly permitted to disclose the existence of this Agreement to the Manager and is permitted to conduct discussions with Manager regarding Manager’s cooperation with Buyer in the form of a post-closing lease or management agreement between Buyer and Manager.

(c)           Permitted Uses of Information.  Notwithstanding the forgoing, nothing in this Section 6.6 shall prevent the Buyer from making any disclosure regarding this Agreement to the Securities and Exchange Commission (the “SEC”) necessary to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC.

(d)           Irreparable Harm.  Seller and Buyer recognize that any breach of this Section 6.6 would result in irreparable harm to the other party; therefore, the Seller or the Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of other legal and equitable remedies.

6.7          Publicity.  The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party prior to Closing except as required by Applicable Law.

6.8          Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable and in its power to satisfy any condition for which such party is responsible hereunder and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.9          Reports.  Seller shall file on a current and timely basis until the Closing, all reports and documents required to be filed with respect to the Licenses.  True and complete copies of all such reports filed as of the Effective Date and continuing through the Closing shall be promptly supplied to Buyer by Seller.

6.10        Post-Closing Obligations of Seller.  Following Closing, Seller shall use, and shall cause Seller’s Affiliates to use, reasonable diligent efforts to cooperate with Buyer and its Affiliates to (a) confirm that all Licenses are obtained and held by the proper entity for operation of the Property, and (b) to the extent not previously transferred to Buyer, to provide any records in Seller’s custody or control which may be requested of Buyer by any authorized governmental agency.  Further, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense.  This Section 6.10 shall survive the Closing for two (2) years.

6.11        No Other Representations or Warranties.

(a)           Buyer agrees that, except for the representations and warranties made by Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or its respective representatives have made (and shall not be construed as having made) to Buyer or any representatives thereof any representation or warranty of any kind.

(b)           Seller agrees that, except for the representations and warranties made by Buyer and expressly set forth in this Agreement, neither Buyer nor any of its Affiliates or its representatives have made (and shall not be construed as having made) to Seller or to any of Seller’s Affiliates or any respective representatives thereof any representation or warranty of any kind.

6.12        Noncompetition.  From the Closing through the second anniversary of the Closing, Seller and Seller’s Affiliates shall not directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any competitive business or enterprise located within a five (5) mile radius of the Real Property.  For purposes of this Section 6.12, the term “competitive business or enterprise” shall mean an assisted living facility.  This Section 6.12 shall survive Closing.

6.13        Exclusivity.  From and after the Effective Date to the Closing or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party, other than Buyer, concerning a potential transaction involving the  purchase and sale of the Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Buyer in writing:

7.1           Accuracy of Representations and Warranties; Closing Certificate. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant to Section 9.2 that is qualified as to knowledge or materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing, and each of such representations and warranties that is not qualified as to knowledge or materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing.  For purposes of determining whether the representations and warranties made by the Seller pursuant to this Agreement are true and correct at and as of the Closing, the Schedules and Exhibits contained in the Seller Disclosure Letter shall be deemed to include only that information contained therein on the date such Schedules and Exhibits are acknowledged pursuant to Section 12.13, and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 6.2 or otherwise.

7.2          Performance of Agreement.  Seller and its Affiliates shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing.

7.3          No Adverse Change.  No change or development shall have occurred which has or is likely to materially affect the Property, its use or its value.

7.4          Conveyance of Property.  The Seller shall have conveyed to Buyer the Property.

7.5          Title Insurance and Survey.

(a)           Within five (5) days after the execution of this Agreement, Buyer shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by the Title Insurer covering fee simple title to the Property, in which the Title Insurer shall agree to insure, in such amount as Buyer deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions, with such endorsements as Buyer shall reasonably require and with insurance coverage over any “gap” period.  Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein, and shall be delivered promptly to Buyer upon receipt by Seller. Buyer shall furnish Seller with a copy of the title commitment and attachments, and all subsequent revisions thereof, promptly upon receipt of same.

(b)           If (i) any of the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to Buyer in Buyer’s sole discretion, or (ii) the Survey to be obtained by Buyer pursuant to Section 7.5(d) below discloses anything not acceptable to Buyer in Buyer’s sole discretion, or (iii) at any time prior to the Closing, title to Seller’s interests in the Property is encumbered by any exception to title other than Permitted Liens, which was not on the initial Title Commitment for the Property and is not acceptable to Buyer in Buyer’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the later of the end of the Due Diligence Period or ten (10) days following receipt of such Title Commitment, as the case may be, give Seller written notice of such Title Defect (the “Title Notice”).  Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions.  Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement.  Seller shall have the right, but not the obligation, within ten (10) days after receipt of any such Title Notice, to notify Buyer that Seller will take the action necessary to remove such Title Defect.  If Seller elects to so notify Buyer, then, on or before the Closing, Seller shall provide Buyer with reasonable evidence of such removal.  Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2.3 hereof, or a portion thereof, for such purpose): (x) all mortgages, security deeds, and other security instruments, (y) all past Taxes, and (z) all judgments against the Seller which may constitute a Lien.

(c)           In the event (x) Buyer timely gives a Title Notice to Seller and the Title Defects specified therein are not cured on or before the Closing, (y) a Required Cure Item is not cured on or before the Closing, or (z) if Seller does not timely notify Buyer that Seller will remove Title Defects within the ten (10) days as specified above (in which case Buyer shall make its election pursuant to this subsection (c) prior to the later of March 31, 2009 or ten (10) days following the date of such Title Notice), Buyer shall have the option to:

(i)
accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)	pay any sum necessary to cure the Title Defect(s) or Required Cure Item(s) and deduct such amount from the Purchase Price; or

(iii)
by giving Seller written notice of Buyer’s election, terminate this Agreement, in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement.  If Buyer elects to proceed with the Closing without giving notice of its election of this option (ii), it will be deemed to have accepted such Title Defect(s) or Required Cure Item(s)as Permitted Exceptions.

Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

(d)           Seller has previously provided Buyer with copies of any existing boundary surveys for the Property.  Buyer may, at Buyer’s expense, order one or more boundary surveys for the Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Buyer.  Each Survey shall (i) be completed in accordance with Buyer’s reasonable survey requirements, and shall be certified to Buyer, the Title Insurer and any Lender of Buyer by such surveyor; (ii) have one perimeter description for the Property; (iii) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Property; and (iv) disclose on the face thereof the gross and net acreage of the Property.

(e)           Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay or cause to be paid in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (ii) pay or cause to be paid in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property which are due and payable, and (iii) pay or cause to be paid in full, or cause to be canceled and discharged all security deeds or other security instruments encumbering the property and created by or through Seller, except to the extent Buyer assumes any of the obligations secured by such instruments, and all judgments which have attached to and become a lien against the Property by, through or under Seller.  In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Buyer shall be entitled to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit the amount so paid against the Purchase Price allocated to the Buyer pursuant to Section 2.3 hereof.  Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

(f)           At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Buyer and with coverage over any “gap” period.

(g)           Title Expenses (as herein defined) shall be paid by the parties in accordance with Section 9.4 hereof.

7.6          Other Inspections.  Prior to the Closing, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such inspections and assessments of the Property as Buyer deems necessary or desirable, including, without limitation, environmental and structural aspects, and assessments of the compliance of the Property with all Applicable Laws.  Buyer shall cause its inspectors and/or consultants to deliver to Seller at Seller’s sole cost and expense a copy of each such inspection report at the time such report(s) are delivered to Buyer.

7.7          Delivery of Closing Documents.  Seller shall have delivered or caused to be delivered to Buyer on the Closing each of the Documents required to be delivered pursuant to Section 9.2.

7.8          Licenses.

(a)           To the extent necessary and permitted or required by Applicable Laws, Seller shall have completed the transfer and assignment of all the Licenses listed on Exhibit C to the Post-Closing Licensee at or prior to the Closing.  To the extent that any such Licenses are not transferable or assignable by Seller, the Post-Closing Licensee shall have obtained, at the Buyer’s sole cost and expense, in the Post-Closing Licensee’s own name, the Licenses, and Seller shall reasonably cooperate with the Post-Closing Licensee in obtaining such Licenses at or prior to Closing, at no cost to Seller.  The Post-Closing Licensee shall diligently pursue all required Licenses.  If any Licenses cannot be obtained by the Post-Closing Licensee at or prior to the Initial Closing Date, Buyer shall have the right to extend the Closing as provided for in Section 9.1.

(b)           In the event the regulatory authorities (i) assert that there are violations and require repairs or alterations to be made to cure such violations, or (ii) assess fines as a result of operational issues and require such fines to be paid prior to issuing Licenses to the Post-Closing Licensee or prior to confirming to Buyer that the Licenses are in place, no material violations exist, and the Property is in good standing, the Seller’s performing of all such required repairs and alterations at Seller’s expense and payment of any and all such fines by Seller shall be a condition to Buyer’s Closing.  If any operational changes are required by such regulatory authorities as a condition to issuing Licenses, Seller’s implementing such action at Seller’s expense shall be a material obligation and condition to Closing.  If Seller fails to take such foregoing actions, Buyer shall have the remedy available under Section 11.2(a).

(c)           Sections 7.8(a) and (b) shall survive Closing.

7.9          Termination of Existing Management Agreement. Buyer shall have received evidence from Seller, satisfactory to Buyer in its sole discretion, that any existing management agreement between the Existing Manager and the Seller has been terminated without fee or cost to Buyer.

7.10        Management Agreement.  Buyer and Manager shall have entered into an agreement (the “Management Agreement”) for the continued management of the Property by the Manager, in form and substance reasonably acceptable to Buyer.

7.11        Governmental Approvals.  Seller shall have obtained all authorizations, consents, orders, or approvals of, shall have made all declarations or filings with, and shall have allowed the expiration of waiting periods imposed by, any governmental agencies necessary for the consummation of the transactions contemplated by this Agreement.

7.12        Third-Party Consents.  Seller shall have obtained such consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the assignment of the Property Agreements, in form and substance reasonably satisfactory to Buyer.

7.13        Guaranty.  The Seller shall have caused Greenwalt Development, LLC, a Missouri limited liability company (the “Guarantor”) to execute and deliver a guaranty of the Seller’s obligations to the Buyer hereunder, including without limitation all obligations contained in ARTICLE X and ARTICLE XI hereof, in the form attached as Exhibit A-1 to this Agreement (the “Guaranty”).

ARTICLE VIII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF SELLER TO CLOSE

The obligation of the Seller to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Seller in writing:

8.1          Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

8.2          Performance of Agreements.  Buyer shall have performed in all material respects all of its covenants, agreements, and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing.

8.3          Delivery of Closing Documents.

Buyer shall have delivered or caused to be delivered to Seller on the Closing each of the Documents required to be delivered pursuant to Section 9.3.

ARTICLE IX
CLOSING

9.1          Closing Date and Place.

(a)           Initial Closing Date.  The Closing shall take place at the offices of Foley & Lardner LLP, Orlando, Florida, on January 15, 2010 or at such earlier or later date and time as may be agreed upon by the Buyer and Seller (the “Closing Date”). The Closing shall be accomplished by the Buyer and Seller depositing the Closing Documents into escrow with the Title Insurer and Buyer and Seller issuing their respective instructions to the Title Insurer.

(b)           First Extended Closing Date.  Notwithstanding the foregoing, Buyer shall have the option, by written notice to Seller, to extend the Closing beyond the Initial Closing Date for up to thirty (30) additional days (the “First Extended Closing Date”), provided that in order to exercise such extension option, Buyer must pay Seller an extension fee equal to TWENTY FIVE THOUSAND AND NO/DOLLARS ($25,000.00), which extension fee shall nonrefundable and be applied to the Purchase Price at Closing.

(c)           Second Extended Closing Date.  Notwithstanding the foregoing, Buyer shall have the option, by written notice to Seller, to extend the Closing beyond the First Extended Closing Date for up to thirty (30) additional days (the “Second Extended Closing Date”), provided that in order to exercise such extension option, Buyer must pay Seller an extension fee equal to TWENTY FIVE THOUSAND AND NO/DOLLARS ($25,000.00), which extension fee shall be nonrefundable and applied to the Purchase Price at Closing.

9.2          Deliveries of Seller ..  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

(a)           A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is duly organized and in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Property is located.

(b)           A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(c)          A warranty deed, bill of sale (with general warranty of title) and other instruments of transfer and conveyance transferring the Property to Buyer free of all Liens other than the Permitted Exceptions and Permitted Liens.

(d)          A certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section.

(e)           A certificate that the conditions specified in Sections 7.1 and 7.2 are satisfied as of the Closing.

(f)           A true, correct and complete Rent Roll for the Property five (5) days prior to Closing, certified by Seller, listing each resident as of the Closing, the unit, bed or room number of such resident, the amount of monthly fees to be paid by such resident, the amount of security deposit, the date of the Resident Agreement, and the expiration date of such Resident Agreement.

(g)          Assignments of the Property Agreements and Licenses from Seller, duly executed by Seller.

(h)          All third-party consents described in Section 7.12.

(i)           Opinions from counsel for Seller in the form attached to the Seller Disclosure Letter as Exhibit D, regarding the due organization, good standing, power and authority, and due execution of this Agreement and all other Documents by Seller.

(j)           The Management Agreement, duly executed by the Manager.

(k)          A duly executed Guaranty from each of the Guarantors.

(l)           Unaudited and unreviewed historical financial statements and any other documents identified by Buyer that are required to allow the Buyer to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC with respect to the transactions contemplated by this Agreement.  Additionally, Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit H attached to the Seller Disclosure Letter and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property.

(m)          Such additional information, materials, affidavits and certificates as Buyer shall reasonably request to evidence the satisfaction of the conditions to Seller’s obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer’s obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may reasonably require to issue the Title Insurance policies, the gap coverage and all endorsements and any other documents expressly required by this Agreement to be delivered by Seller at Closing, or as may be reasonably required by the Title Insurer.

(n)          The Earnout Agreement, duly executed by the Buyer.

9.3          Deliveries of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

(a)          The Purchase Price by wire transfer in accordance with Section 2.3, subject to the adjustments under Section 2.4.

(b)          A certificate that the conditions specified in Sections 8.1 and 8.2. are satisfied as of the Closing.

(c)          An agreement by Buyer assuming the Assumed Obligations.

(d)          A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Buyer is (i) duly organized and in good standing in the state of its formation, and (ii) is qualified to do business in the state where the Property is located.

(e)          A certificate of the secretary (or the equivalent thereto if none) of Buyer attesting as to the incumbency of each officer or authorized representative of Buyer who executes this Agreement and/or any of the other Documents, certifying that resolutions and consents necessary for Buyer to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(f)           The Management Agreement, duly executed by the Buyer.

(g)          The Earnout Agreement, duly executed by the Seller.

(h)          Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

9.4          Closing Costs.  Buyer and Seller shall each pay their respective attorneys’ fees and expenses.  All other due diligence and closing costs (collectively, “Transaction Costs”) shall be borne by Buyer; provided, however, that at Closing, Buyer shall be entitled to a credit against the Purchase Price in an amount equal to the sum of (a) all costs of the Title Insurer to issue an owner’s title insurance policy, (b) survey costs, (c) one-half of the closing fee charged by the Title Insurer and (d) one-half of the transaction fee charged by the Manager which one-half shall not exceed $12,500.00.  Buyer shall pay all costs associated with its loan; any lender title insurance charges; and charges for any endorsements requested for the owner’s title insurance policy.  The cost sharing referred to above shall occur only if the closing occurs. If Closing does not occur for any reason the provisions of Section 11.1 or 11.2, as applicable, shall determine each parties responsibility for the costs incurred by the parties with respect to this Agreement.

ARTICLE X
INDEMNIFICATION

10.1        General.  The rights to indemnification set forth in this ARTICLE X and the other rights described in this Agreement shall be in addition to all other rights to monetary damages that any party (or the party’s successors or permitted assigns) would otherwise have by Applicable Law in connection with the transactions contemplated by this Agreement or any other Document; provided, however, that neither party shall have the right to be compensated more than once for the same monetary damage.

10.2        Indemnification by Seller.  From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer, Tenant, and each of their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

(a)           Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

(b)           The ownership, operation or control of the Property prior to the Closing, including without limitation, any and all liabilities which relate to events occurring prior to the Closing, regardless of when they are asserted or whether such was disclosed to Buyer and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, except for (i) Assumed Obligations, and (ii) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to the Buyer; and

(c)           Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

(d)           The Accrued Employee Benefits.

10.3        Indemnification by Buyer.  From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

(a)           Any material breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; and

(b)           The Assumed Obligations.

10.4        Administration of Indemnification.  For purposes of administering the indemnification provisions set forth in Section 10.2 and Section 10.3, the following procedure shall apply:

(a)           Whenever a claim shall arise for indemnification under this ARTICLE X, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b)          In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.  If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim.  In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.  In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the Indemnified Party.

(c)          If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this ARTICLE X.

(d)          Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay.  Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Loss or expense is paid to an Indemnified Party by an insurance company.

(e)          The right to pursue indemnification as set forth in Sections 10.2(a) and 10.3(a) shall survive the Closing hereunder for a period of eighteen (18) months following the Closing, and the right to pursue indemnification as set forth in all other Sections of this ARTICLE X shall survive the Closing hereunder for eighteen (18) months.

(f)           Notwithstanding anything to the contrary in this Agreement, the right to pursue indemnification as set forth in this ARTICLE X shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than Fifty Thousand and No/100 U.S. Dollars ($50,000) (the “Floor”); provided, however, that the foregoing limitation shall not apply in the case of fraud on the part of Buyer, Seller or any of their respective Affiliates, or to any claims arising under Section 10.2(b), Section 10.2(c), Section 10.2(d), or Section 10.3(b) (none of which shall be limited in any manner whatsoever).  In addition, Buyer agrees to concurrently seek recovery against Seller, under any insurance policies, the Title Policy and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policy or other applicable agreements.  FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN IN THE EVENT OF FRAUD.

ARTICLE XI
DEFAULT AND TERMINATION

11.1        Right of Termination.  This Agreement may be terminated prior to Closing as follows:

(a)           By Buyer, in its sole and absolute discretion, at any time during the Due Diligence Period for any reason or for no reason whatsoever;

(b)           By written agreement of Seller and Buyer;

(c)           By Buyer if, as of the Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have not been met, or as specifically provided for in Sections 7.5, 11.2(a)(i), 12.16, and 12.17; provided, however, that nothing contained in this Section 11.1(c) shall limit Seller’s rights pursuant to 11.2 below;

(d)           By Seller if, as of Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have been met but the conditions in ARTICLE VIII have not been met and Buyer defaults on its obligation to close this transaction; provided, however, that nothing contained in this Section 11.1(d) shall limit Seller’s rights pursuant to 11.2 below; or

(e)           By Seller or Buyer if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use their diligent efforts to lift), in each case permanently retraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or otherwise determining that the consummation of such transactions would be unlawful, and such order, decree or ruling shall have become final and nonappealable.

In the event this Agreement is terminated pursuant to this Section 11.1 or pursuant to any other express provision of this Agreement for any reason other than a default by the Seller or Buyer hereunder, then (i) this Agreement shall be of no further force or effect as of the date of delivery of such written notice of termination, (ii) the Buyer and Seller shall equally share the cancellation charges, if any, of the Title Insurer, and (iii) no party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

11.2        Remedies upon Default.

(a)           If Seller defaults on any of Seller’s obligations hereunder, and such default continues for ten (10) days after written notice thereof specifying such default, Buyer may serve notice in writing to the Seller in the manner provided in this Agreement, and either:

(i)
Terminate this Agreement, receive from Seller reimbursement of all actual third-party out-of-pocket expenses incurred by Buyer in pursuing the transactions contemplated by this Agreement, and pursue all legal remedies available at law against Seller for Buyer’s actual damages arising from Seller’s default hereunder; or

(ii)
Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor and, if necessary, pursue an action for specific performance.

(b)           If Buyer defaults on its obligation to close this transaction Seller’s exclusive remedy shall be to terminate this Agreement and pay to Seller all actual out-of-pocket costs incurred by Seller in pursuing the transaction contemplated by this Agreement, including but not limited to one-half of the transaction fee charged by the Manager, if any, which one-half shall not exceed $12,500.00 and reasonable attorney fees; provided, however, that in no event shall such amount for all costs exceed $20,000.00 in the aggregate.

11.3         Specific Performance.  Seller specifically agrees that Buyer shall be entitled, in the event of a default by Seller, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement.  If Buyer pursues an action for specific performance and prevails, Buyer shall not be entitled to any monetary damages, except as set forth in Section 12.14.

11.4         Obligations Upon Termination.  Except as otherwise provided herein, if this Agreement is terminated, each of the parties shall bear its own costs incurred in connection with the transactions contemplated by this Agreement.

11.5         Termination Notice.  Each notice given by a party to terminate this Agreement shall specify the Subsection of ARTICLE XI pursuant to which such notice is given.  If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of ARTICLE XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

11.6         Sole and Exclusive Remedy.  Seller and Buyer each acknowledge and agree that prior to the Closing, such party’s sole and exclusive remedy with respect to any and all claims made prior to the Closing for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited to, Sections 11.1, 11.2 and 11.3.  The foregoing shall in no manner limit the rights and obligations of the parties provided in ARTICLE X from and after the Closing.  In addition, in no event shall the provisions of this ARTICLE XI limit the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 12.14 hereof.

ARTICLE XII
MISCELLANEOUS

12.1         Further Actions.  From time to time before, at and after the Closing, each party will execute and deliver such other documents as reasonably requested by the Buyer or Seller to consummate the transactions contemplated hereby.

12.2         Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by facsimile (with written confirmation of receipt), by courier (including overnight delivery service), by email (as to communications that are not required notices or demands hereunder), or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a) If to Seller, to:	GREENTREE AT WESTWOOD, LLC

c/o R. Lynn Greenwalt
[1107 North State Street
Greenfield, Indiana 46140]
Telephone: 317/462-8048
Facsimile: 317/462-8064
E-mail: lgreenwalt@greenwaltcorp.com

with copies to:	Pritzke & Davis, LLP
c/o Ronald R. Pritzke
728 N. State St.
P. O. Box 39
Greenfield, IN 46140
Telephone: 317/462-3434
Facsimile: 317/462-3494
Email: rpritzke@pritzkeanddavis.com

(b) If to Buyer, to:	GREENTREE ACQUISITION, LLC
c/o Cornerstone Growth & Income REIT, Inc.
Attn: Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA 92614
Telephone No.: 949.263.4326
Telecopy No.: 949.250.0592

with copies to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.: 407.999.7772
Telecopy No.: 407.999.7759

and:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Telephone: 407-423-7656
Fax: 407-648-1743
E-mail: mokaty@foley.com

or such other address as a party may from time to time notify the other parties in writing (as provided above).  Any such notice, demand or communication shall be deemed to have been given (i) if so sent by facsimile, upon receipt as evidenced by the sender’s written confirmation of receipt, (ii) if so mailed, as of the date delivered, (iii) if emailed, when sent (provided that e-mail does not constitute delivery of any communication that is a required notice or demand hereunder), and (iv) if so delivered by courier, on the date received.

12.3         Entire Agreement.  This Agreement and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings, or arrangements between the parties hereto with respect to the subject matter hereof.

12.4         Binding Effect; Benefits.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns.  Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and any Indemnified Party and their respective successors or permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.5         Assignment.  This Agreement may not be assigned by any party prior to Closing without the written consent of the Buyer and Seller, which consent may be given or withheld in each such party’s sole and absolute discretion, except that Buyer may assign this Agreement and its rights hereunder without the consent of Seller (i) to an Affiliate of Buyer, (ii) to a partnership in which Buyer or any Affiliate of Buyer is a general partner, (iii) a limited liability company in which Buyer or any Affiliate of Buyer is a manager or managing member or (iv) any other lawful entity entitled to do business in the state in which the Property is located provided such entity is controlled by, controlling or under the common control with Buyer or any Affiliate of Buyer (each, a “Permitted Buyer-Assignee”).  In the event of such an assignment to a Permitted Buyer-Assignee, Buyer shall not be released from any of its duties, covenants, obligations or representations and warranties under this Agreement and, from and after any such assignment, Buyer and such Permitted Buyer-Assignee shall be jointly and severally liable under this Agreement, and from and after any such assignment, the term “Buyer” shall be deemed to mean such Permitted Buyer-Assignee under any such assignment.

12.6         Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the state in which the Real Property is located without regard to its principles of conflicts of laws.  Venue for any dispute shall be in Bartholomew County, Indiana.

12.7         Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged, or terminated orally, except by an instrument in writing signed by Buyer and Seller with respect to any provision contained herein.  Any waiver shall be effective only in accordance with its express terms and conditions.

12.8         Joint and Several.  If there is more than one Seller hereunder, Seller shall be jointly and severally liable with the other Seller for performing all obligations of Seller under this Agreement.

12.9         Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Law, the parties hereto hereby waive any provision of Applicable Law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

12.10       Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.11       Counterparts.  This Agreement may be executed and accepted in one or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.12       References.  All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.13       Seller Disclosure Letter.  The Seller Disclosure Letter delivered by the Seller to Buyer pursuant to this Agreement, and each Schedule and Exhibit comprising the Seller Disclosure Letter referred to in this Agreement, shall be deemed to be attached hereto and incorporated by reference even though it may be maintained separately from this Agreement or completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto as of Closing.  Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced.

12.14       Attorneys’ Fees.  In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial.  For purposes of this Section 12.14, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

12.15       Section 1031 Exchange/Tax Planning.  If requested by either Buyer or Seller, the other party shall cooperate in permitting the other to accomplish an exchange under Section 1031 of the Code or to restructure this transaction in a way which is more advantageous for tax purposes; provided, however, that such exchange or restructuring shall not modify any underlying financial or other material terms of this Agreement, shall not delay the Closing, shall not relieve Buyer or Seller of any liability for their respective obligations hereunder, and shall not result in any other party incurring any greater cost or expense that it otherwise would if any such exchange had not been elected.

12.16       Casualty.  The risk of any loss or damage to the Property by fire or other casualty before the Closing shall continue to be borne by Seller.  Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days after Seller first has knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair.  If (i) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to the Property is ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00) or less, as determined by an independent adjuster selected by Seller, Buyer shall be required to purchase the Property in accordance with this Agreement, and Buyer shall, at Buyer’s option, either: (x) receive a credit at Closing of the estimated cost or repairs to the Property, as determined by the aforesaid independent adjuster, plus any reasonably estimated lost revenue following Closing arising from such fire or casualty; or (y) receive from Seller at Closing (I) an assignment, without representation or warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible, plus (III) a credit for the amount of any reasonably estimated lost revenue following Closing arising from such fire or casualty.  If the estimated cost of repairing such damage to the Property is more than ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00), as determined by such independent adjuster, Buyer may, at its sole option: (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 12.16.  In no event shall the amount of insurance proceeds assigned to Buyer under this subparagraph (plus the amount of the deductible) exceed the lesser of (i) the cost of repair or (ii) the Purchase Price.  The parties’ obligations, if any, under this Section 12.16 shall survive the expiration or any termination of this Agreement.

12.17       Condemnation.  The risk of any loss or damage to the Property by condemnation before the Closing shall continue to be borne by Seller.  In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after Seller first has knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have knowledge.  If, prior to Closing, there is a material taking by eminent domain at the Property, this Agreement shall become null and void at Buyer’s option, and upon receipt by Seller of the written notice of an election by Buyer to treat this Agreement as null and void, this Agreement shall be deemed null and void. If Buyer elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Buyer shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Buyer, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage).  For the purpose of this Section 12.17, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the Property or ten percent (10%) of the Real Property associated with the Property.  The parties’ obligations, if any, under this Section 12.17 shall survive the expiration or any termination of this Agreement.

12.18       Radon Gas.  The following notice is incorporated into this Contract pursuant to the requirements of Florida Statutes:

Radon Gas:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

12.19       Limited Liability.  No past, present, or future member, partner, shareholder, director, officer of employee of any party to this Agreement shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or Document contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement.

12.20       Survival of Defined Terms.  Where this Agreement provides that a term or provision shall survive the Closing or the expiration or earlier termination of this Agreement, any defined terms contained in ARTICLE I that are used in such surviving term or provision shall also survive.

12.21       Time of Essence.  Time shall be of the essence with respect to all matters contemplated by this Agreement.

12.22       No Third-Party Beneficiary.  Except as provided in Section 12.24, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Buyer, Seller and Guarantor only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.23       WAIVER OF JURY TRIAL.  EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

12.24       Right of First Refusal.  As additional consideration for Seller entering into this Agreement, Buyer agrees to consider funding a memory care expansion on the Real Property to the extent the market can support the need for same and the financial pro forma is economically viable.  If the expansion is approved by Buyer, in its sole and absolute discretion, then, so long as Buyer is the owner of the Property, Greenwalt Development, Inc. shall have a right of first refusal to act as developer on the expansion for market based fee.  This Section 12.24 shall survive the Closing.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the Effective Date.

BUYER:	SELLER:

GREENTREE ACQUISITION, LLC, a Delaware limited liability company	GREENTREE AT WESTWOOD, LLC, an Indiana limited liability company

	By:	GREENWALT DEVELOPMENT, INC., an Indiana corporation,
By:		its Managing Member
Name:
Title:
By:
R. Lynn Greenwalt
Chief Executive Officer

EXHIBIT A-1

FORM OF GUARANTY

GUARANTY OF PURCHASE AND SALE AGREEMENT

THIS GUARANTY OF PURCHASE AND SALE AGREEMENT, dated as of February ____, 2009 (the “Guaranty”), is executed by GREENWALT DEVELOPMENT LLC, a Missouri limited liability company (the “Guarantor”), and extended to GREENTREE ACQUISITION, LLC, a Delaware limited liability company (the “Buyer”), for the benefit of GREENTREE AT WESTWOOD, LLC, a _________________ limited liability company (the “Seller”).

RECITALS:

WHEREAS, Buyer has agreed to purchase, and Seller has agreed to sell and cause to be transferred to Buyer, an assisted living facility known as GreenTree at Westwood (the “Facility”), located at _____________________________________ and real and personal property associated therewith pursuant to the terms and conditions of that certain Purchase and Sale Agreement between Seller and Buyer dated of even date herewith (the “Agreement”).

WHEREAS, without this Guaranty, Buyer would be unwilling to enter into the Agreement with the Seller or to consummate the transactions contemplated therein.

WHEREAS, because of the direct benefit to Guarantor, as an affiliate of Seller, from the transaction described in the Agreement, and as an inducement to Buyer to enter into the Agreement, Guarantor agrees to guarantee to Buyer the obligations of Seller pursuant to the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the benefits received by Guarantor as a result of the Buyer’s execution of and performance under the Agreement, and for other good and valuable consideration given by Seller to Guarantor, the receipt and sufficiency of which is hereby acknowledged by Guarantor, Guarantor hereby covenants and agrees as follows:

1.
Guaranty of Payment.  Guarantor hereby unconditionally guarantees to Buyer the payment, when due, of all Seller Obligations.  For the purposes hereof, the term “Seller Obligations” shall include any and all payment, reimbursement, and indemnity obligations of Seller to Buyer pursuant to the Agreement, including without limitation, all obligations of the Seller pursuant to Article X or Article XI of the Agreement, as such Seller Obligations may be modified, amended, increased, or extended from time to time without notice to, or the consent of, the Guarantor.  The guaranty of Guarantor, as set forth in this section, is a guaranty of payment.

2.
Subordination.  All rights and claims of Guarantor now or hereafter existing including, without limitation, rights to distributions or dividends from the Seller (collectively the “Guarantor Claims”) against Seller or any of Seller’s property which Seller now owns or shall acquire in the future or hereafter existing shall be subordinate and subject in right of payment to the prior payment in full of the Seller Obligations to Buyer.  No Guarantor’s Claims shall, in any event, be payable from Seller to Guarantor while any amount owed to Buyer by Seller is outstanding pursuant to the Agreement.

3.
Guarantor Waivers. Guarantor hereby waives and agrees not to assert or take advantage of (a) any right or claim of right to cause a marshalling of any of Seller’s assets or the assets of any other party now or hereafter held as security for the Seller Obligations; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Guarantor, any other guarantor of the Seller Obligations, or Seller or any other person or entity, or the voluntary or involuntary dissolution of Seller or Guarantor, or the failure of Buyer to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of Seller or any other person or entity; (c) any defense based on the failure of Buyer to give notice of the existence, creation, or incurring of any new or additional Seller Obligations, or of any action or non-action on the part of any other person whomsoever, or any modification, amendment, increase, or extension of the terms of the Agreement, or the Seller Obligations, in connection with any obligation hereby guaranteed; (d) any defense based upon an election of remedies by Buyer which destroys or otherwise impairs any subrogation rights of Guarantor or any other guarantor of the Seller Obligations or the right of Guarantor to proceed against Seller or any other guarantor for reimbursement, or both; (e) any defense based upon failure of Buyer to commence an action against Seller; (f) any defense based upon acceptance of this Guaranty by Buyer; (g) any defense based upon the invalidity or unenforceability of the Agreement or any of the Seller Obligations; (h) any defense based upon the failure of Buyer to perfect any security or to extend or renew the perfection of any security; and (i) any other legal or equitable defenses whatsoever to which Guarantor might otherwise be entitled other than to the extent related to the underlying merits of whether or not a Seller Obligation exists.

4.
Consent to Buyer’s Actions or Inactions.  Guarantor consents that Buyer may, at any time and from time to time, before or after any default by Seller pursuant to the Agreement, without reducing the liability of Guarantor hereunder and with or without further notice to or assent from Guarantor:

A.           Waive or delay the exercise of any of its rights or remedies against Seller or any other person or entity, including without limitation, any guarantor guaranteeing payment of any portion of the Seller Obligations; notwithstanding any waiver or delay, Buyer shall not be precluded from further exercise of any of its rights, powers or privileges expressly provided for herein or otherwise available, it being understood that all such rights and remedies are cumulative;

B.           Waive or extend the time of Seller’s or any other guarantor’s performance of any and all terms, provisions and conditions set forth in the Agreement;

C.           Release Seller or any other person or entity, including without limitation any other guarantor guaranteeing the payment of any portion of the Seller Obligations, from their obligations to repay all or any portion of the Seller Obligations;

Exhibit A-1, Page 2

D.           Proceed against Guarantor without first proceeding against or joining Seller or any other guarantor guaranteeing payment of any portion of the Seller Obligations;

E.           Modify, amend, increase, or extend any of the Seller Obligations or the terms of the Agreement; and

F.           Generally deal with Seller or other person or party as Buyer may see fit.

Guarantor shall remain bound under this Guaranty notwithstanding any such exchange, release, surrender, subordination, waiver (whether or not such waiver is oral or written), delay, proceeding, renewal, extension, modification, act or failure to act, or other dealings or events described in Subsections A through F above, even if done without notice or consent from Guarantor.

5.	Waiver of Notice. Guarantor waives all notices whatsoever with respect to the Agreement, this Guaranty, and the Seller Obligations, including, but not limited to, notice of:

A.             Buyer’s acceptance of this Guaranty or its intention to act, or its action, in reliance hereon;

B.             Presentment and demand for payment of any Seller Obligations or any portion thereof;

C.             Protest and notice of dishonor or non-payment with respect to any Seller Obligations or any portion thereof;

D.             Any default by Seller or any pledgor, grantor of security, or any other guarantor guaranteeing the payment of any portion of the Seller Obligations;

E.             Any modification, amendment, increase, or extension of any Seller Obligations or the terms of the Agreement;

F.             Any other notices to which Guarantor may otherwise be entitled; and

G.             Any demand for payment under this Guaranty.

6.
Primary Liability of Guarantor.  Guarantor agrees that this Guaranty may be enforced by Buyer without the necessity at any time of resorting to or exhausting any other security or collateral, and Guarantor hereby waives any rights to require Buyer to proceed against Seller or any other guarantor or to require Buyer to pursue any other remedy or enforce any other right.  Guarantor further agrees that Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for the Seller Obligations against the Seller or any other guarantor, unless and until all of the Seller Obligations have been paid in full to Buyer or otherwise satisfied to Buyer’s satisfaction.  Guarantor further agrees that nothing contained herein shall prevent Buyer from exercising any other rights available to it under the Agreement or any instrument of security if the Seller fails to timely perform the obligations of Seller thereunder, and the exercise of the aforesaid rights shall not constitute a discharge of any of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Seller or any other guarantor or by reason of Seller’s or any other guarantor’s bankruptcy, insolvency, death, or dissolution.

Exhibit A-1, Page 3

7.
Subrogation Rights.  Guarantor irrevocably waives any present or future right to which Guarantor is or becomes entitled to be subrogated to Buyer’s rights against Seller or to seek contribution, reimbursement, indemnification, or the like from Seller on account of this Guaranty or to assert any other claim or right of action against Seller on account of, arising under, or relating to this Guaranty.

8.
Cost of Enforcement.  In the event that the Seller Obligations or this Guaranty are not paid when due, or should it be necessary for Buyer to enforce any other of its rights under the Agreement or this Guaranty, Guarantor will pay to Buyer, in addition to payment of all Seller Obligations, all costs of collection or enforcement, including reasonable attorneys’ fees, paralegals’ fees, legal assistants’ fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Buyer arising out of or related to the Agreement, enforcement of any judgment based on this Guaranty, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

9.
Term of Guaranty; Warranties.  Notwithstanding any statute of limitations applicable hereto, this Guaranty shall continue in full force and effect until all outstanding Seller Obligations are fully paid, and all obligations of Seller pursuant to the Agreement and Guarantor pursuant to this Guaranty are performed and discharged.  This Guaranty covers the Seller Obligations whether presently outstanding or arising subsequent to the date hereof.  Guarantor warrants and represents to Buyer, (i) that this Guaranty is binding upon and enforceable against Guarantor, its successors and assigns in accordance with its terms, (ii) that the execution and delivery of this Guaranty does not violate any applicable laws or constitute a breach of any agreement to which Guarantor is a party, and (iii) that except as may have been specifically disclosed to Buyer in writing, there is no litigation, claim, action or proceeding pending, or, to the best knowledge of Guarantor, threatened against Guarantor which would adversely affect the financial condition of Guarantor or its ability to fulfill its obligations hereunder.  Guarantor agrees to promptly inform Buyer of the adverse determination of any litigation, claim, action or proceeding or the institution of any litigation, claim, action or proceeding against Guarantor which does or could adversely affect the financial condition of Guarantor or its ability to fulfill its obligations hereunder.

10.
Additional Liability of Guarantor.  If Guarantor is or becomes liable for any indebtedness owing by Seller to Buyer by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.

Exhibit A-1, Page 4

11.
Cumulative Rights.  All rights of Buyer hereunder or otherwise arising under the Agreement or any documents executed in connection with or as security for the Seller Obligations are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued without affecting, reducing or limiting any other right of Buyer and without affecting, reducing, or impairing the liability of Guarantor.

12.
Pronouns; Captions; Severability. The pronouns used in this instrument shall be construed as masculine, feminine or neuter as the occasion may require.  Use of the singular includes the plural, and vice versa.  Captions are for reference only and in no way limit the terms of this Guaranty.  Invalidation of any one or more of the provisions of this Guaranty shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.  Use of the term “include” or “including” is always without limitation.  “Person” or “party” means any natural person or artificial entity having legal capacity.

13.
Buyer Assigns.  This Guaranty is intended for and shall inure to the benefit of Buyer and its successors or assignees, and each and every reference herein to Buyer shall include and refer to each and every successor or assignee of Buyer at any time holding or owning any part of or interest in any part of the Seller Obligations.  Guarantor expressly waives notice of transfer or assignment, and agrees that the failure of the Buyer to give notice will not affect the liabilities of Guarantor hereunder.

14.
Application of Payments.  Buyer may apply any payments received by it from any source against that portion of the Seller Obligations it deems appropriate in such priority and fashion as it may deem appropriate.

15.
Notices.  Except as otherwise provided in this Guaranty, all notices or other communications under this Guaranty shall be sent by hand, by overnight courier, or by registered or certified mail, postage prepaid, to the parties at the following addresses:

to Guarantor:	GREENWALT DEVELOPMENT, LLC

and

to Buyer:	GREENTREE ACQUISITION, LLC
c/o Cornerstone Growth & Income REIT, Inc.
Attn: Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA 92614
Telephone No.: 949.263.4326
Telecopy No.: 949.250.0592

Exhibit A-1, Page 5

with copies to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.: 407.999.7772
Telecopy No.: 407.999.7759

and:

Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Telephone: 407-423-7656
Fax: 407-648-1743
E-mail: mokaty@foley.com

This section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided or to require giving of notice or demand to or upon Guarantor in any situation or for any reason.

16.	Conflict of Law. This Guaranty shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida.

17.
Submission to Jurisdiction.  Guarantor irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty may be brought, at the option of Buyer, in a court of competent jurisdiction in Manatee County, Florida or any United States District Court having jurisdiction in Manatee County, Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any and all personal rights under the laws of any state to object to the laying of venue of any such suit, action or proceeding in Manatee County, Florida.  Nothing contained herein, however, shall prevent Buyer from bringing an action or exercising any rights against any security or against Guarantor personally, and against any property of Guarantor, within any other state or jurisdiction.  Initiating such proceeding or taking such action in any other state shall in no event constitute a waiver of the agreement contained herein that the law of the State of Florida shall govern the rights and obligations of Guarantor and Buyer hereunder or of the submission herein made by Guarantor to personal jurisdiction within the State of Florida.  The aforesaid means of obtaining personal jurisdiction are not intended to be exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the law of the State of Florida.

Exhibit A-1, Page 6

18.
Oral Modification Ineffective.  Any amendment to or modification of this Guaranty, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Buyer as evidenced by the handwritten, non-electronic signature of the Buyer affixed by the Buyer to a paper document.  This Guaranty shall be irrevocable by Guarantor until all outstanding Seller Obligations are fully paid, and all obligations of Seller pursuant to the Agreement are performed and discharged, at which time Buyer will terminate this Guaranty.  This Guaranty shall continue in full force and effect unless and until discharged or released by Buyer pursuant to a written instrument properly executed by the Buyer.

19.	Counterparts. This Guaranty may be executed in separate counterparts, each of which shall constitute an original and both of which, when taken together, shall be constituted one Guaranty.

20.
Mandatory Arbitration.  Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Guaranty or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law) and the “Special Rules” set forth below.  In the event of any inconsistency, the Special Rules shall control.  Judgment upon any arbitration award may be entered in any court having jurisdiction.  Any party to this Guaranty may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

H.          Special Rules.  The arbitration shall be conducted in Bradenton, Florida, and administered by the American Arbitration Association.  All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

I.           Reservation of Rights.  Nothing in this Guaranty shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Guaranty; or (ii) limit the right of the Buyer hereto (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver.  The Buyer may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Guaranty.  Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

[Signature Page Follows]

Exhibit A-1, Page 7

IN WITNESS WHEREOF, Guarantor has executed this GUARANTY OF PURCHASE AND SALE AGREEMENT as of the day and year first above written.

GREENWALT DEVELOPMENT, LLC, a Missouri limited liability company

By:
Name:
Its:

STATE OF FLORIDA
COUNTY OF ___________________

I HEREBY CERTIFY that on this day before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, personally appeared _________________________________________________ who [___] is personally known to me or [___] produced ___________________ as identification, and that he acknowledged executing the same, freely and voluntarily, for the uses and purposes therein expressed.

WITNESS my hand and official seal in the County and State last aforesaid this ____ day of__________________________, 20__.

Signature of Notary

Name of Notary (Typed, Printed or Stamped)

Commission Number (if not legible on seal):___________
My Commission Expires (if not legible on seal):__________

STATE OF ___________
COUNTY OF ________________

I HEREBY CERTIFY that on this day before me, an officer duly authorized in the State and County aforesaid to take acknowledgements, personally appeared _______________________________________________, on behalf of the company, who [___] is personally known to me or [___] produced ___________________ as identification, and that he acknowledged executing the same, freely and voluntarily, for the uses and purposes therein expressed.

Exhibit A-1, Page 8

WITNESS my hand and official seal in the County and State last aforesaid this ____ day of__________________________, 20__.

Signature of Notary

Name of Notary (Typed, Printed or Stamped)

Commission Number (if not legible on seal):___________
My Commission Expires (if not legible on seal):__________

Exhibit A-1, Page 9

EXHIBIT B-1

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (“Agreement”) is entered into this _____ day of ___________, 20__, (the “Effective Date”) by and between GREENTREE AT WESTWOOD, LLC, a limited liability company “Seller”, and GREENTREE ACQUISITION, LLC (“Buyer”), a Delaware limited liability company.

RECITALS

A.           Seller has this date sold to Buyer the Property (hereinafter defined) pursuant to a Purchase and Sale Agreement among the Seller and Buyer of even date herewith (the “Purchase Agreement”).

B.           The Purchase Agreement provides that a portion of the purchase price for the Property purchased under the Purchase Agreement is to be calculated and paid as an earnout based upon Buyer’s NOI (hereinafter defined) for the Property over the Term (hereinafter defined).

C.           The Seller and the Buyer have agreed that determination and payment of the earnout contemplated by the Purchase Agreement as part of the purchase price for the Property is to be in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the sale and purchase of the Property and of the respective covenants and provisions herein contained, the Seller and the Buyer hereby agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement, the terms listed below have the following meanings and any terms used but not defined herein shall have the meanings attributed thereto in the Purchase Agreement:

1.1           “Annualized NOI” means an annualized number based on the NOI for the trailing six (6) month period ending on the last day of the month prior to the date of receipt by the Buyer of an Exercise Notice.

1.2           “Earnout Payment” means the amount equal to (a) Annualized NOI divided by nine percent (9.00%), less (b) the Purchase Price, less (c) the total of any and all Earnout Payments previously made.

1.3           “Exercise Notice” has the meaning provided for in Section 2.1.

1.4           “FF&E Payment” means $500 per residential unit at the Property per year.

1.5           “Maximum Earnout Payment” means ONE MILLION DOLLARS ($1,000,000).

1.6           “NOI” has the meaning provided for in Article III.

1.7           “Payment Year” means each of the consecutive twelve (12) month periods from the Effective Date to the first (1st), second (2nd) and third (3rd) anniversaries of the Effective Date, respectively.

1.8           “Purchase Price” has the meaning provided for in the Purchase Agreement.

1.9           “Term” means the period commencing on the Effective Date and continuing until the earlier to occur of (a) thirty (30) days after the third anniversary of the Effective Date or (b) the date when payments made under Section 2.1 equal the Maximum Earnout Payment.

ARTICLE II.
EARNOUT PAYMENTS

2.1            Payment Obligation.  Seller shall have the right to, not more than once per Payment Year nor more than three times in the aggregate during the Term, provide Buyer with written notice of Seller’s election to receive an Earnout Payment (each an “Exercise Notice”) and Buyer agrees to pay to Seller the Earnout Payment to which each such Exercise Notice relates; provided, however, that in no event whatsoever shall the sum of all Earnout Payments exceed the Maximum Earnout Payment, and accordingly, any Earnout Payment may be reduced or withheld entirely to the extent such Earnout Payment would cause all Earnout Payments to exceed the Maximum Earnout Payment.  An Exercise Notice made within thirty (30) days of a Payment Year shall be deemed to have been made within the Payment Year.  Except as otherwise set forth herein and as limited hereby, each Earnout Payment shall be paid to Seller within sixty (60) days after receipt by Buyer of an Exercise Notice (the “Payment Date”).  Provided, however, that if an objection is made pursuant to Section 3.2 hereof, payment shall be deferred until a final determination is made pursuant to said Section 3.2.  All Earnout Payments are deemed earned as of the date of the Election Notice relating thereto and shall become non-refundable as of the date of the Election Notice regardless of the Payment Date.

2

2.2           Tax Consequences.  The parties agree that any payments hereunder shall be treated as adjustments to the Purchase Price under the Purchase Agreement.

2.3           Right of Offset.  Notwithstanding anything to the contrary, any Earnout Payments due under this Agreement are subject to offset and credit for obligations owing to the Buyer by the Seller under the Purchase Agreement and for any sums that Buyer may be obligated to pay by reason of any failure to comply with any bulk transfer laws in connection with the sale of assets under the Purchase Agreement, including, without limitation, any sums payable for taxes and unemployment compensation liability of the Seller.

2.4           Term.  This Agreement shall terminate, and the parties shall have no other obligations hereunder, upon the expiration of the Term.

ARTICLE III.
COMPUTATION OF NOI

3.1           Manner of Computation.  For purposes of this Agreement, “NOI” for any period shall mean the gross income from operations of the Property by the Buyer less all operating expenses therefrom, including, without limitation, all management fees and the FF&E Payment before interest, taxes (other than real property taxes on the Property), depreciation and amortization.  NOI shall be determined in accordance with generally accepted accounting principles (“GAAP”).  In determining NOI:

 (a)           NOI shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

 (b)           NOI shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

 (c)           NOI shall not include any gains, losses, income or profit from any expansion to the Property after the Effective Date; and

 (d)           During the Term, the Buyer shall furnish Seller with monthly financial statements and a preliminary, non-binding calculation of NOI within thirty (30) days of the last day of each preceding month.

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3.2           Approval of Determination.

 (a)           NOI, as defined in Section 3.1 of this Agreement, shall be determined as described in Section 3.1 by Buyer after receipt by Buyer of an Exercise Notice.  Within thirty (30) days following receipt of an Exercise Notice, Buyer shall provide Seller a report setting forth its computation of the NOI and, unless Seller notifies Buyer within thirty (30) days after receipt of such report that it objects to the computation of NOI set forth therein, the report shall be binding and conclusive for the purposes of this Agreement.  Seller shall have access to the books and records of Buyer during regular business hours to verify the computation of NOI.

 (b)           If Seller notifies Buyer in writing within thirty (30) days after receipt of the report that it objects to the computation of NOI set forth therein, the amount of NOI for the period to which such report relates shall be determined by negotiation between Seller and the Buyer.  If Seller and the Buyer are unable to reach agreement within thirty (30) business days after such notification, the determination of the amount of NOI for the period in question shall be submitted to a mutually agreeable third-party firm of independent certified public accountants which neither the Buyer nor the Seller has a relationship (“Special Accountants”) for determination, whose determination shall be binding and conclusive on the parties.  If the Special Accountants determine that the NOI has been understated by five (5%) percent or more, then the Buyer shall pay the Special Accountants’ fees, costs and expenses.  If NOI has not been understated or has been understated by less than five (5%) percent, then Seller shall pay the Special Accountants’ fees, costs and expenses.

 (c)           So long as this Agreement continues in effect, Buyer shall provide to Seller, in addition to any other reports required hereunder, the financial statements for the Property within ten (10) business days following completion or receipt thereof by Buyer.

ARTICLE IV.
MISCELLANEOUS

4.1           Benefit of Parties.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  This Agreement shall not be assignable by either party.

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4.2           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

4.3           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4           Cooperation.  During the Term, each party will cooperate with and assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.  The parties agree that their dealings with regard to the subject matter of this Agreement shall be accomplished in good faith and according to the principal of fair dealing and as fiduciaries each to the other.

4.5           Conduct of Business.  Buyer agrees to conduct its business in a commercially reasonable manner and in the ordinary course of business.  Buyer also agrees to conduct the Acquired Business in a manner which will facilitate the determination of its NOI in the manner contemplated by Article III.

4.6           Notices.  All notices, elections, requests, demands or other communications hereunder shall be in writing and shall be deemed given at the time delivered personally or by fax or upon receipt if deposited in the United States mail, certified or registered, return receipt requested, postage prepaid addressed to the parties as follows (or to such other person or place, written notice of which any party hereto shall have given to the other):

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If to the Seller:	c/o R. Lynn Greenwalt
1107 North State Street
Greenfield, Indiana 46140
Telephone: 317/462-8048
Facsimile: 317/462-8064

with a copy to:	Pritzke & Davis, LLP
728 N. State St.
P. O. Box 39
Greenfield, IN 46140
Attn: Ronald R. Pritzke
Telephone: 317/462-3434
Facsimile: 317/462-3494

If to the Buyer:	GreenTree Acquisition, LLC
c/o Cornerstone Growth & Income REIT, Inc.
Attn: Sharon C. Kaiser
Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA 92614
Telephone No.: 949.263.4326
Telecopy No.: 949.250.0592

with a copy to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.: 407.999.7772
Telecopy No.: 407.999.7759

with a copy to:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Ave., Suite 1800
Orlando, FL 32801
Fax: 407-648-1743

4.7           Waiver of Compliance.  The party for whose benefit a warranty, representation, covenant or conditions intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other part hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving party’s rights in respect to any other warranty, representation, covenant, condition or default hereunder.

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4.8           Headings and Captions.  The captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

4.9           Attorney Fees.  In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial.  For purposes of this Section 4.9, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

[signature pages follow]

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IN WITNESS WHEREOF, the parties have hereunto caused this Earnout Agreement to be executed in multiple original counterparts as of the date set forth above.

BUYER:

GREENTREE ACQUISITION, LLC,
a Delaware limited liability company

By:
Name:
Title:

SELLER:

GREENTREE AT WESTWOOD, LLC, an Indiana limited liability company

BY:	GREENWALT DEVELOPMENT, INC.,
Managing Member

By:
	Name:	R. Lynn Greenwalt, CEO

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